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                                                                     Exhibit 5.1


                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE


                                                                 October 9, 1998


                              Cytec Industries Inc.
                      Post-Effective Amendment on Form S-8


Dear Sirs:

                  We have acted as counsel for Cytec Industries Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Post-Effective Amendment No.1 on Form S-8 to the Company's Registration Statement on Form S-4, Registration No.333-62287. The Post-Effective Amendment No.1 relates to 275,000 shares of Common Stock, par value $.01 per share, (the "Common Stock") of Cytec, issuable upon the exercise of stock options granted under The American Materials & Technologies Corporation 1996 Incentive and Nonqualified Stock Option Plan and The American Materials & Technologies Corporation 1997 Stock Option Plan, as amended on March 13, 1998 (collectively, the "Plans"), and issuable pursuant to the agreement between The American Materials & Technologies Corporation and Paul W. Pendorf, dated May 9, 1995, as amended, and pursuant to the agreement between The American Materials & Technologies Corporation and James L. Russell, dated March 13, 1998, (collectively, the "Agreements"), which have been assumed by the Company in connection with the merger of CAM Acquisition Corp., a wholly owned subsidiary of the Company, with and into The American Materials & Technologies Corporation pursuant to an
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Agreement and Plan of Merger, dated as of July 8, 1998 (as amended, the "Merger
Agreement").

                  We have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

                  Based on such examination, we are of the opinion that the Company has the corporate power and authority under the General Corporation Law of the State of Delaware and under its Certificate of Incorporation and By-Laws to issue the Common Stock, that the Common Stock will be validly authorized shares of Common Stock, and when issued in accordance with the terms of the options under the Plans and the Agreements, as assumed by the Company pursuant to the Merger Agreement, and paid for, will be legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             /s/ CRAVATH, SWAINE & MOORE

                                             Cravath, Swaine & Moore

Cytec Industries Inc.
   Five Garret Mountain Plaza
      West Paterson, NJ 07424